Exhibit 4.1

The McGraw-Hill Companies

STANDARD & POOR’S

Frank A. Ciccotto, Jr.	Securities Services
Managing Director	55 Water Street, 45th Floor
Securities Evaluations	New York, New York 10041
Tel 212-438-4417

Fax 212-438-7748
frank ciccotto@standardandpoors.com

May 17, 2004

Citigroup Global Markets Inc.

300 1st Stamford Place, 4th Floor

Stamford, Connecticut 06902

JPMorgan Chase Bank

4 Chase MetroTech Center, 3rd Floor

Brooklyn, New York 11245

Re:	Tax Exempt Securities Trust, National Trust 395, New Jersey Trust 177 and New York Trust 244

Gentlemen:

We have examined Registration Statement File Nos. 333-112918, 333-112924 and 333-113132 for the above-mentioned trusts. We hereby acknowledge that Standard & Poor’s Securities Evaluations, Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Standard & Poor’s Securities Evaluations, Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Senior Vice President & General Manager

FAC/gmh

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